UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2012

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)

0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2012, Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”) announced that Mr. Conrad F. Mir has joined the Company as its chief financial officer (“CFO”), effective immediately. Mr. Mir will receive an annual salary of $150,000. He is eligible to receive all benefits offered to full-time PBI employees. He will be included in all stock option awards granted to officers of PBI as voted by the Board of Directors; his award level will be commensurate with his position in the Company. Mr. Mir will be eligible to receive a bonus based on the successful completion of his responsibilities as CFO, including his success in raising funds for the Company. The terms of the bonus have not yet been determined.

Mr. Mir has over twenty years experience in investment banking, financial structuring, and corporate reengineering. He has served in various executive management roles and on the Board of Directors of several companies in the biotechnology industry. From June 2011 to October 2012, Mr. Mir was chairman and CEO of Genetic Immunity, Inc. (GI), a plasmid, DNA company in the HIV space. From November 2008 to June 2011, Mr. Mir served as executive director of Advaxis, Inc., a vaccine company. During his tenure at GI and Advaxis, Mr. Mir was responsible for raising nearly $40 million in growth capital and broadening corporate reach to new investors and current shareholders.

Prior to GI and Advaxis, Mr. Mir worked for several investment banks including Sanford C. Bernstein, First Liberty Investment Group, and Nomura Securities International. He holds a BA/BS in Economics and English with special concentrations in Mathematics and Physics from New York University. He is a classically trained pianist and teacher, and a student of martial arts. He is married with two children, the alumni council chairman of Tau Kappa Epsilon fraternity – Tau Alpha chapter (NYU), and a member of NIRI. Mr. Mir is 44 years of age.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Pressure BioSciences, Inc. Press Release dated December 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 5, 2012	PRESSURE BIOSCIENCES, INC.

	By:	/s/ Richard T. Schumacher
Richard T. Schumacher, President and Chief Executive Officer